Exhibit 10(e)

EMPLOYMENT CONTINUITY AGREEMENT

This Employment Continuity Agreement (the “Agreement”) is made as of August 28, 2000, between BOE Financial Services of Virginia, Inc. (“BOE Financial”), and (the “Executive”). The purpose of the Agreement is to encourage the Executive to continue in employment with the Company following a Change of Control by providing reasonable employment security to the Executive, and to recognize the prior service of the Executive in the event that the Executive’s employment with the Company terminates under defined circumstances following a Change of Control.

Section 1. Definitions. For purposes of this Agreement:

(a) “Affiliated Company” means any corporation which is a member of a controlled group of corporations that includes BOE Financial, as determined pursuant to Section 1563(a) of the Internal Revenue Code of 1986, without regard to Sections 1563(a)(4) or 1563(e)(3)(c).

(b) “Base Salary” shall mean the Executive’s annual base salary in effect as of the Effective Date.

(c) “Beneficiary” shall mean the person or entity designated by the Executive, by written instrument delivered to the Company, to receive any benefits payable under this Agreement in the event of the Executive’s death. If the Executive fails to designate a Beneficiary, or if no Beneficiary survives the Executive, such death benefits shall be paid to the Executive’s estate.

(d) “Board” shall mean the Board of Directors of BOE Financial.

(e) “Change of Control” shall mean the occurrence of any of the following events:

(i) any person, including the “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 becomes the owner or beneficial owner of BOE Financial securities having 20% or more of the combined voting power of the then outstanding BOE Financial securities that may be cast for the election of initiated by BOE Financial, or open market purchases approved by the Board, as long as the majority of the Board approving the purchases is also the majority at the time the purchases are made); or

(ii) as the direct or indirect result of, or in connection with, a cash tender or exchange offer, a merger or other business combination, a sale of assets, a contested election, or any combination of these transactions, the persons who were directors of BOE Financial before such transactions cease to constitute a majority of the Board, or any successor’s board, within two years of the last of such transactions.

(f) “Company” means BOE Financial and each Affiliated Company.

(g) “Effective Date” shall mean the date on which a Change of Control occurs.

(h) “Good Cause” shall mean the Executive’s (i) material misappropriation with respect to the business assets of the Company, (ii) persistent refusal or willful failure materially to perform his duties and responsibilities to the Company, which continues after the Executive receives notice of such refusal or failure, (iii) conviction of a felony, or (iv) use of drugs or alcohol that interferes materially with the Executive’s performance of his duties.

(i) “Maximum Bonus Opportunity” shall mean the maximum cash bonus payable to the Executive by the Company.

(j) “Salary Continuance Benefit” shall mean benefit described in Section 2(b), (c) and (d) of this agreement.

(k) “Severance Benefit” shall mean the Salary Continuance Benefit and the Welfare Continuance Benefit described in Section 2 of this agreement.

(l) “Severance Period” shall mean the period beginning on the date the Executive’s employment with the Company terminates and ending on the date that is one (1) year thereafter.

(m) “Termination with Good Reason” means, unless and to the extent otherwise waived in writing by the Executive, the termination of the Executive’s employment with the Company which is initiated by the Executive and that occurs within 90 days of any of the following events (excluding for this purpose, isolated, insubstantial and inadvertent actions not in bad faith and which are remedied by the Company within 15 days after receipt of notice thereof given by the Executive):

(i) a decrease in the Executive’s aggregate Base Salary and incentive bonus opportunity or a significant reduction in the amount of additional benefits or perquisites provided to the Executive as of the Effective Date;

(ii) any action by the Company which decreases the Executive’s authority, duties or responsibilities of the Executive as of the Effective Date.

(iii) the assignment of duties to the Executive that are inconsistent with the duties and responsibilities of the Executive as of the Effective Date.

(n) “Welfare Continuance Benefit” shall mean the benefit described in Section 2(e).

(o) “Welfare Plan” shall mean any health and dental plan, disability plan, survivor income plan, life insurance plan or any other welfare benefit plan, as defined in Section 3(1) or ERISA, currently or hereafter made available by the Company in which the Executive is eligible to participate.

Section 2. Benefits Upon Termination of Employment

(a) Subject of the provisions of Section 6, the Executive shall be entitled to a Salary Continuance Benefit and a Welfare Continuance Benefit if (i) the employment of the Executive with the Company is terminated by the Company for any reason other than Good Cause within two (2) years following the Effective Date, or (ii) the Executive has a Termination for Good Reason within two (2) years following the Effective Date.

(b) The Salary Continuance Benefit shall be an amount equal to ___________ times the sum of (i) the Executive’s Base Salary, and (ii) the Executive’s Maximum Bonus Opportunity.

(c) The Salary Continuance Benefit shall be paid, at the election of the Executive, in one of the following methods:

(i) equal monthly payments during the one-year period following the date of the Executive’s termination of employment, or

(ii) a single lump sum payment within 30 days of the date of the Executive’s termination of employment.

The election must be made by the Executive on a form provided by the Company and may not be subsequently changed, except as provided in Section 4 below.

(d) Payment of the Salary Continuance Benefit shall be subject to the following terms and conditions:

(i) Salary Continuance Benefits shall be made net of all required federal and state payroll taxes and similar required withholdings.

(ii) Payment of the Salary Continuance Benefit shall not affect the entitlement of the Executive or the Executive’s Beneficiary, or any other person entitled to receive benefits with respect to the Executive under any retirement plan, Welfare Plan, or other plan or program maintained by the Company in which the Executive participates at the date of termination of employment.

(ii) Except as specifically provided in subsection (f) below, the Salary Continuance Benefit shall not be affected by any employment which the Executive may obtain after termination with the Company nor otherwise shall be subject to mitigation in any respect.

(e) During the Severance Period, the Executive and the Executive’s dependents will continue to be covered by all Welfare Plans in which the Executive and the Executive’s dependents were participating immediately prior to the date of termination of the Executive’s employment (the “Welfare Continuance Benefit”). Any changes to any Welfare Plan during the Severance Period shall be applicable to the Executive and the Executive’s dependents as if the Executive continued to be an employee of the Company. The Company will pay all or a portion of the costs of the Welfare Continuance Benefit for the Executive and the Executive’s dependents under the Welfare Plans on the same basis if applicable, from time to time, to active employees covered under the Welfare Plans. If such participation in any one or more of the Welfare Plans included in the Welfare Continuance Benefit is not possible under the terms of the Welfare Plan or any provision of law would create an adverse tax effect for the Executive of the Company due to such participation, the Company will provide substantially identical benefits directly or through another insurance arrangement. The Welfare Continuance Benefits as to any Welfare Plan will cease if and when the Executive has obtained coverage under one of more welfare benefit plans of a subsequent employer that provide for equal or greater benefits to the Executive and the Executive’s dependents with respect to the specific type of benefit.

(f) If the Executive applies for and/or accepts employment with the Company within five years of the Executive’s termination of employment with the Company, the Executive shall repay to the Company the entire amount of the Salary Continuance Benefit (less applicable payroll taxes and other amounts that were withheld). The Company may offer to establish a reasonable repayment schedule which will take into consideration the mount of repayment required. If the Executive is receiving the Salary Continuance Benefit in monthly payments and applies for and/or accepts the employment described above, the balance of the monthly payments otherwise owing will not be paid or be payable to the Executive, and the Executive will be obligated to repay only those monthly payments that have already been paid to the Executive.

Section 3. Outplacement Services.

If (a) the employment of the Executive with the Company is terminated by the Company for any reason other that Good Cause within two (2) years following the Effective Date, or (b) the Executive has a Termination for Good Reason within two (2) years following the Effective Date, the Executive shall be entitled to received complete outplacement services, including job search and interview skill services. The services shall be provided by a regionally recognized outplacement organization selected by the Executive with the approval of the Company (which approval shall not be unreasonably withheld). The services shall be provided for up to one (1) year after the Executive’s termination of employment.

Section 4. Death.

(a) If the Executive dies before receiving the entire amount of the Salary Continuance Benefit payable under this Agreement, the entire amount of the Salary Continuance Benefit shall be paid to the Executive’s Beneficiary in a single lump sum payment as soon as practicable following the Executive’s death.

(b) If the Executive dies while receiving a Welfare Continuation Benefit, the Executive’s spouse and other dependents shall continue to be covered under all applicable Welfare Plans during the remainder of the Severance Period.

Section 5. Claims Procedure; Indemnification.

(a) If for any reason a payment or benefit due under this Plan is not paid or provided when due, the Executive or the Executive’s Beneficiary may file a written claim with the Board. If the claim is denied or no response is received within forty-five (45) days after the date on which the claim was filed with the Board (in case the claim will be deemed to have been denied), the Executive or the Executive’s Beneficiary may appeal the denial to the Board within sixty (60) days of receipt of written notification of the denial or the end of the forty-five day period, whichever comes first. In pursuing an appeal, the Executive or the Executive’s Beneficiary may request that the Board review the denial, may review pertinent documents, and may submit issues and documents in writing to the Board. A decision on appeal will be made within sixty (60) days after the appeal is made.

(b) The Company shall indemnify the Executive against any and all expenses (including attorney’s fees) which are incurred by the Executive in connection with any claim made for a payment or benefit due under this Agreement that is denied by the Board on appeal, and that is ultimately paid by the Company.

Section 6. Release of Claims.

(a) In consideration for and as a condition to receiving any payment or benefits under this Agreement, the Executive must execute a written release in a form provided by the Company. In addition to any other provisions determined by the Company, the release may provide that the Executive agrees, for the Executive and the Executive’s heirs, representatives, successors and assigns, that the Executive has finally and permanently separated from employment with the Company, and that the Executive waives, releases and forever discharges that Company for any and all claims, known or unknown, that the Executive has or may have, including but not limited to those relating to or arising out of the

Executive’s employment with the Company and the termination thereof, including but not limited to any claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, liability in tort, any claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, or any other federal, state or local law relating to employment, employee benefits or the termination of employment, excepting only any claims to vested retirement benefits.

Section 7. No Setoff.

Payment of a Severance Benefit shall be in addition to any other amounts otherwise payable to the Executive, including any accrued but unpaid vacation pay. Except as otherwise specifically provided in Sections 2(e) and (f) of this Agreement, no payments or benefits payable to or with respect to the Executive pursuant to this Agreement shall be reduced by any amount the Executive may owe to the Company (except for amounts owed to the Company on account of loans, travel or standing advances, personal charges on Company credit cards or accounts, or the value of Company property not returned to the Company), or by any amount the Executive may earn or receive from employment with another employer or from any other source.

Section 8. No Assignment of Benefit.

No interest of the Executive or any Beneficiary under this Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, the Executive or Beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

Section 9. Benefits Unfunded.

All rights under this Agreement of the Executive and Beneficiaries shall at all times be entirely unfunded, and no prevision shall at any time be made with respect to segregating any assets of the Company for payment of any amounts due hereunder. The Executive and Beneficiaries shall have only the rights of general unsecured creditors of the Company.

Section 10. Applicable Law.

This Agreement shall be construed and interpreted pursuant to the laws of the Commonwealth of Virginia, without reference to its conflict of laws rules.

Section 11. No Employment Contract.

Nothing contained in this Agreement shall be construed to be an employment contract between the Executive and the Company.

Section 12. Severability.

In the event any provision of this Agreement is held illegal or invalid, the remaining provisions of this Agreement shall not be affected thereby.

Section 13. Successors.

The Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective heirs, representatives and successors. The Company, its successors and assigns shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) and any other purchaser or transferee of any assets of the Company expressly to assume this Agreement if such purchaser employs the Executive in connection with such a purchase.

Section 14. Litigation Expenses.

The Company shall pay the litigation expenses, including reasonable attorney’s fees, incurred by the Executive or Beneficiary in a suit against the Company in which the Executive or Beneficiary successfully sues to enforce the Executive’s rights under the Agreement.

Section 15. Notices.

All notices and other communications required or permitted under this Agreement shall be in writing, unless otherwise provided in this Agreement, and shall be deemed effective and given upon actual delivery if presented personally, one business day after the date sent if sent by prepaid telegram, overnight courier service, telex, or by facsimile transmission or five business days after the date sent if sent by certified or registered mail, postage prepaid, return receipt requested, which shall be addressed:

(a)	In the case of the Company to:

Bank of Essex

P.O. Box 965

Tappahannock, VA 22560

Attention: George M. Longest, Jr.

Fax Number: 804-443-9472

(b)	In the case of Executive to:

__________________________________

__________________________________

__________________________________

Attention: ______________________

Fax Number: ___________________

or, in each case, to such other address as may be designated in writing by any such party.

Section 16. Amendment and Termination.

Prior to the Effective Date, the Company may amend, modify or terminate this Agreement for any reason or no reason. On and after the Effective Date, the Agreement may not be amended, modified, or terminated in any way that adversely affects the Executive’s right to a benefit under the Agreement or the circumstances of eligibility therefore without the written consent of the Executive.

Section 17. Captions and Section Headings.

Captions and section headings herein are for convenience only, are not a part hereof and shall not be used in construing this Agreement.

Section 18. Entire Agreement.

This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the subject matter hereof.

Section 19. Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

BOE FINANCIAL SERVICES OF VIRGNIA, INC.

By:
Title:
Date:

EXECUTIVE

Date: